DISTRIBUTORSHIP AGREEMENT

This Agreement (“Agreement”) is made and entered into as of December 19, 2005, by and between EQUIS International, Inc., a corporation organized under the laws of the State of Delaware (“Equis”) and California News Tech, under the laws of the State of California (“Vendor”).

Recitals

WHEREAS, Vendor owns and holds copyrights and trade secrets and other proprietary rights in and to certain trade processing technology, and other items all of which are valuable and useful items recommended for use by both professional and personal investors (the “Programs”); and

WHEREAS, Equis has represented to Vendor that it possesses experience, knowledge and skill in the MS function language, and has the capability to effectively market and distribute Upper Hand and Heads Up Program (products).

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Equis and Vendor agree as follows:

1. APPOINTMENT OF DISTRIBUTOR. Subject to the terms and conditions of this Agreement, Vendor hereby appoints Equis to be a non-exclusive authorized distributor of the Programs globally and Equis accepts such appointment. Equis shall have the right and the obligation to use its best efforts to provide the Programs to other customers and/or to appoint additional distributors or representatives.

2. CHANGES TO THE PROGRAMS. Vendor shall have the right at any time and from time to time, in its sole discretion, to change the design, capabilities or other characteristics of any Program, or discontinue the production or marketing of any Program without prior notice of any kind; provided, however, that Vendor shall notify Equis of changes in the Programs.

3. TERMS OF PURCHASE AND RETURN OF PROGRAMS. Vendor shall provide Equis with the Programs set forth in Schedule A (“Business Terms”).

4. TECHNICAL CAPABILITIES. Vendor shall at all times during the term of this Agreement, at its expense, maintain the ability to : (i) provide competent and adequate technical assistance to users of the Programs (“Users”), (ii) explain to Users the basic features and capabilities of the Programs, and (iii) provide such other assistance to Users in connection with the use of the Programs, including installation assistance as it makes available to its other customers generally. Vendor shall make clear to customers the method of obtaining the above-described support.

5. EQUIS’ USE OF THE PROGRAMS. Equis shall have the right and license to use copies of the Programs as necessary to demonstrate the Programs to potential customers, subject to all of the restrictions set out in the vendor’s license agreement for the Programs. Equis shall not copy, modify, alter or transfer, electronically or otherwise, any Programs excepts as expressly allowed in this Agreement. Equis shall not translate, reverse program, disassemble, de-compile or otherwise reverse engineer any of the Programs.

6. PACKAGING. Equis shall maintain all trademark, copyright and other intellectual property notices of Vendor on such any wrapping and packaging of the product.

7. WARRANTIES. VEDOR DOES NOT WARRANT THE PROGRAMS TO EQUIS. VENDOR WARRANTS THE PROGRAMS TO END USERS AS SPECIFICALLY SET OUT IN THE VENDOR’S LICENSE AGREEMENT FOR THE PROGRAMS, AND THOSE WARRANTIES ARE THE ONLY AND ENTIRE WARRANTIES MADE BY VENDOR IWHT RESPECT TO THE PROGRAMS, SUBJECT TO EXCEPTIONS MANDATED BY LAW. VENDOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING THERETO.

8. INDEMNITY. Vendor covenants and agrees to indemnify and to keep the Reuters group of companies indemnified in respect of an against all claims, damages, losses, costs or expenses (including reasonable legal fees and expenses) arising out of or in connection with all claims and proceedings relating to Equis’ possession, use or distribution of the Programs and any other Vendor-provided service. Vendor agrees that it will protect, save and keep Equis harmless against and from any penalty and/or damages or charges imposed by any Federal or State regulatory agency or result of the acts or omissions of Vendor. Vendor further covenants and agrees to indemnify and hold Equis harmless from any and all third party claims, demands, or causes of action against Equis for damages arising from or as a result of the acts or omissions of Vendor, and Vendor agrees to defend Equis from any and all such claims, demands or causes of action, or if Equis so chooses, Equis may defend itself. In either event, Vendor shall pay any and all costs, attorneys’ fees, or judgments arising from such defense.

9. LIMITATION FO LIABILITY. IN NO EVENT SHALL VENDOR BE LIABLE TO EQUIS, EXCEPT (i) IN RESPECT OF DEATH OR PERSONAL INURY CAUSED BY VENDOR’S NEGLIGENCE, (ii) AS A RESULT OF VENDOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (iii) AS OTHERWISE REQUIRED BY LAW, BY REASON OF ANY REPRESENTATION OR IMPLIED WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY AT COMMON LAW, OR UNDER THE TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL LOSS OR DAMAGE (WHETERE FOR LOSS OF PROFIT OR OTHERWISE) ARISING OUT OF OR IN CONNECTION WITH ANY ACT OR OMISSION OF VENDOR RELATING TO THE DEVELOPMENT, MANUFACTURE OR SUPPLY OF THE PROGRAMS, THEIR DISTRIBUTION BY EQUIS OR THEIR USE BY ANY CUSTOMER OR OTHER END USER.

10. INTELLECTUAL PROPERTY RIGHTS. Equis recognizes and agrees that the Programs contain valuable trade secrets, copyrighted materials, trademarks, trade secrets, proprietary information and other items of value which are the sole property of Vendor and that Vendor, by entering into this Agreement and by permitting the license of the Programs pursuant to this Agreement and the Vendor’s license agreement or any other amendments thereto, does not waive or intend to waive its rights to the Programs, to the copyrights it has in the Programs, to the trademarks, or to the trade secrets and manufacture and distribution of the Programs. Vendor shall own all intellectual property rights in and to the Programs and any modifications, enhancements, updates, or upgrades made by Vendor.

11. VENDOR’S BEST INTEREST. Equis shall recognize that the Programs are the sole property of and have been developed by Vendor and shall take all reasonable steps to perform all of its licensing, advertising and distribution activities in the best interest of Vendor and in the best interest of the promotion and development of the Programs.

12. TERM. This Agreement shall remain in effect for an initial term of twelve (12) months following the execution date (the “Initial Term”) unless terminated earlier pursuant to Section 14 below. At the end of the Initial Term, the Agreement shall automatically for an additional one year periods unless either party notifies the other in writing of its intention not to renew this Agreement at least ninety (90) days before the expiration of the initial term or any renewal thereof.

13. TERMINATION.

Either party may terminate this Agreement upon written notice to other party upon the occurrence of any of the following events:

1.
Either party breaches any term or condition of this Agreement, and fails or refuses to fully cure any such breach or violation within thirty (30) days after receipt of written notice of such breach or violation;

2.	Either party violates any law or regulation and such violation has a material adverse effect on the other party;

3.	Either party is insolvent or files for bankruptcy or is the subject of an involuntary bankruptcy filing or make an assignment for the benefit of creditors; or

4.	Any material provision of this Agreement is found to be illegal or unenforceable.

14. EFFECTS OF TERMINATION

In the event that this Agreement is terminated for any reason, Equis shall return within two weeds, via certified carrier to Vendor, all copies of the Programs in its possession (or subsequently received), packaged suitably to protect them during transit and shall immediately cease distribution of the programs; and shall use reasonable efforts to expunge from the memory storage (including without limitation any hard disk, floppy disk or tape storage) of any computer in its possession, or over which it has control or to which it has access, any trace of the Programs, and shall return to Vendor any manuals, documentation, marketing or other related materials pertaining to the Programs

If this Agreement is terminated by either party for any reason Vendor will refund Equis for returned Programs at the price they were originally purchased, and Equis shall pay costs of shipping.

15. ENTIRE AGTEEMENT

This Agreement, together with the License Agreement and Schedules attached hereto as it may from time to time be amended, contains the entire understanding between the parties and all prior discussions, negotiations and agreements, whether oral or written, concerning the subject matter of this Agreement are deemed merged into this Agreement. This Agreement may not be amended except in a writing signed by the parties.

16. NOTICE

Unless otherwise advised in writing, the parties shall send all notices and make all shipments pursuant to this Agreement to the following addresses:

(Equis)	EQUIS International Inc.
90 South 400 East, Suite 620
Salt Lake City, UT 84101
USA
Attention: Legal Department
(Vendor)

17. CHOICE OF LAW AND VENUE. This Agreement shall be interpreted pursuant to the laws of the permitted by the laws of the State. In the event of a dispute arising under this Agreement, the parties agree to submit it to and agree to the jurisdiction of a court in the State of Utah authorized to sit in Salt Lake City, Utah.

18. ASSIGNMENT. This Agreement may not be assigned to by either party without the express written consent of the other party, which consent shall not be unreasonable withheld. However, either party may assign the Agreement to a third party without the other party’s consent in the event that substantially all of the assigning party’s stock is acquired by the third party as the result of a merger, acquisition, or consolidation.

19. HEADINGS. The section headings herein are for convenience only and are not controlling.

20. ATTORNEY’S FEES AND COSTS. If any action is commenced by either party to this Agreement to enforce or interpret this Agreement, the prevailing party shall be entitled to receive reasonable attorneys’ fees and costs, including, but not limited to, fees charged by expert consultants and witnesses, in addition to any remedy or judgment granted or entered by the court, whether at law or in equity.

21. AUTHORITY TO ACT. The individuals signing this Agreement on behalf of the respective parties, represent that they have the authority to bind their respective corporations to this Agreement.

22. CUSTOMER INFORMATION. The names and other customer information obtained as a result of Equis’ efforts under the terms of this agreement shall be considered confidential or proprietary information belonging to Equis. Vendor agrees to indentify such customers on its database and exclude such customers from any marketing promotions of any product and service other than the services outlined on Schedule A, unless agreed in writing by Equis.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EQUIS	VENDOR
EQUIS International
By /s/ Conal Thompson	By /s/ Marion Munz
Name: Conal Thompson	Name: California News Tech
Title: CEO/President	Title: President & CEO
Date: 19 Dec 05	Date: 12-15-05

SCHEDULE A

BUSINESS TERMS

1.	REVENUE SHARING

Both Parties will distribute completed products. Revenue split will be 60% - 40% to benefit the seller of the product.

On a monthly basis Both Parties will produce a report outlining a total amount of sold product. This report will include an itemized report of the products sold.

2.	PRODUCT DEVELOPMENT

Vendor will be responsible for the creation of the DLLs that will enable MetaStock to read the Heads Up Signals into the MetaStock formula Language.

Following creation of this DLL, Equis can assist the vendor with manipulation of the data and the application of technical indicators into the MetaStock program.

3. PRODUCT DUPLICATION

3.1. Vendor shall be responsible for producing and the costs of producing the finished Product suitable for sale to end users including duplication of the software, printing the documentation, and packaging the Product. All packaging materials must meet by approved by Vendor.

4. PROGRAM PROMOTION

Each party agrees to actively promote Vendor’s products to its current and past customers and prospects by means of email blasts, website promotion and other means of effective promotion.